Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 1, 2005, accompanying the consolidated financial statements of CyberGuard Corporation contained in the Registration Statement and Prospectus. We hereby consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption of “Experts.”

/s/ Grant Thornton LLP

Ft. Lauderdale, Florida

September 15, 2005